EXHIBIT 3(i)
COMM BANCORP, INC.
Amended Articles of Incorporation
As of 13 March 2007
1.	The name of the corporation is: Comm Bancorp, Inc.

2.	The address of this corporation’s current registered office in this Commonwealth and the county of venue is:
125 North State Street, Clarks Summit, PA 18411, Lackawanna County.
3.	The purpose or purposes of the Corporation are to have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania. The Corporation is incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (Act of May 5, 1933, P.L. 34 as amended).

4.	Authorized Shares; Certificated and Uncertificated Shares.
A. The aggregate number of shares which the Corporation shall have authority to issue is twelve million (12,000,000) shares of Common Stock of the par value of thirty-three cents ($0.33) per share (the “Common Stock”).
B. The shares of the Common Stock shall be represented by certificate or may be uncertificated shares.
     1. Every stockholder shall, except as otherwise provided in this Article 4, be entitled to a share certificate representing the shares held by him/her.
     2. A share certificate shall state, at a minimum, that the Corporation is incorporated under the laws of the Commonwealth of Pennsylvania; the name(s) of the person(s) to whom issued; and the number of shares of the Common Stock that the certificate represents. Every share certificate shall be executed, by facsimile or otherwise, by or on behalf of the Corporation, in such manner as to be described in the Bylaws.
     3. The shares of the Common Stock, or any part thereof, may be represented by uncertificated shares, except that this provision of Article 4 shall not apply to shares represented by a share certificate until such certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner(s) thereof a written notice containing the information required under Subsection B.2. of this Article 4 and under any applicable provisions of law and the Bylaws of the Corporation.
     4. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of shares of the Common Stock represented by certificates and the rights and obligations of the holders of uncertificated shares of the Common Stock shall be identical.
5.	The term of existence of this Corporation is perpetual.

8.	Cumulative Voting Rights. Cumulative voting rights shall not exist with respect to the election of directors.

9.	Opposition of Tender (or other offer).
A. The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the Corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:
     1. Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.
     2. Whether a more favorable price could be obtained for the Corporation’s securities in the future.
     3. The impact which an acquisition of the Corporation would have on its employees, depositors and customers of the Corporation and its subsidiaries in the community which they serve.
     4. The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock.
     5. The value of the securities, if any, which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered.
     6. Any antitrust or other legal and regulatory issues that are raised by the offer.

B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.
10.	Classification of Directors. Directors will all be placed into one classification. Each director shall serve until his or her successor shall have been elected and shall qualify, even though his or her term of office as herein provided has otherwise expired, except in the event of his or her earlier resignation, removal or disqualification. As adopted at the present time an individual shall be able to serve as director until the completion of the year in which he or she has attained the age of seventy-two (72), except for those directors previously covered by the 80-year old policy.
11.	Filling of Vacancies in Board of Directors Caused by Increase in Number of Directors. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors. The Board of Directors shall specify the class in which a director so elected shall serve. Any director elected by the Board of Directors shall hold office only until the next annual meeting of the shareholders and until his successor shall have been elected and qualified, notwithstanding that the term of office of the other directors in the class of which he is a member does not expire at the time of such meeting. His successor shall be elected by the shareholders to a term of office which shall expire at the same time as the term of office of the other directors in the class to which he is elected.
12.	Number of Directors. The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the shareholders at any annual or special meeting thereof.
13.	Preemptive Rights. No holder of shares of any class or of any series of class shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

14.	Indebtedness. The Corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the Corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directions shall include, but not be limited to, the power to issue convertible debentures.
15.	Indemnification. Every person who is or was a director, officer, employee, or agent of the Corporation, or of any corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the Corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the Corporation or such other corporation at the time the expenses or liabilities are incurred.
16.	Stockholder Action. No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation (the foregoing transactions referred to collectively as a “Fundamental Transaction”) shall be valid unless approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock; provided, however, that if the Corporation shall be the surviving or continuing entity to a Fundamental Transaction, then, in such case, the Fundamental Transaction shall be valid by the approval of the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock. This Article 16 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock.

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